EXHIBIT 10.7

                      AGREEMENT ON RENT OF PROPERTY # 474/1


Moscow , 12th of January, 2005.

Limited Liability Company "Deylis-M" (hereinafter referred to as "the Lessor"), represented by Tikhonov A.U., vice-president, acting in accordance with power of attorney of 01.04.04, on one hand, and IPORUSSIA Inc. (hereinafter referred to as "the Company"), represented by Kuznetsov V.F., acting in accordance with power of attorney of 18.12.04, on the other hand, conclude this Agreement concerning the following.

                             1. SUBJECT OF AGREEMENT

         1.1. The Lessor provides the Company, for pecuniary reward, with movable property temporarily at his disposal. The exact item list is contained in the Appendix (1)1. The object of rent is hereinafter referred to as "the Property".

         The property is being rented to provide the Company's staff with work equipment.

         1.2. The Lessor commits himself to provide the Company with the Property no later than the 13th of January 2005.

         In case of delay by the Executor to provide the Property, the day of termination of current Agreement is prolongated for a number of days equal to the delay. A delay of more than 10 days by the Executor to provide the Property is ground for one-sided dissolution of current Agreement by the Company.

         1.3. The parties have agreed that the document defining the Property is the Appendix (1)1 to the current Agreement. The same document acts as proof that the property listed has been received by the Company. Therefore the Appendix
(1)1 is an inextricable part of current Agreement.

         1.4. The parties are allowed to change the list of property while the Agreement is in power. This is registered in the Appendix (1)1 as an addition to the current Agreement, acting as proof that the property listed has been received by the company.

         1.5. The Lessor guarantees that the Property to be rented is in his full possession at the moment of conclusion of current Agreement and it is in his rights to lease it to the Company. He also guarantees that the Property is not rented at the moment of conclusion of current Agreement. The Lessor also guarantees that the Property is not currently under arrest.

         1.6. The Property is in satisfactory shape to the moment of conclusion of current Agreement, meets the requirements normally put for such types of property, except where specially indicated in the Appendix (1)1.

         1.7. Any documents shipped with the Property (i.e. technical passports, certificates, etc.) are not forwarded to the Company unless specially indicated in the Appendix (1)1.

                       2. GENERAL CONDITIONS OF AGREEMENT

         2.1. At no time can the Company lease the Property to a third party, to delegate their right to exploit the Property, to give away the Property temporarily or permanently, to anyhow transfer the Property so that it would change ownership. The Company must use the Property solely in the manner it was designed for.

         2.2. The Lessor bears no responsibility for defects in the Property that were made known to the Company or were to be discovered upon appraisal of the Property preceding the signing of current Agreement, even if such defects did not appear in Appendix (1)1.

         2.3. The Lessor agrees to provide the Company with said Property to the date set in Article 1.2. of current Agreement and give access to the Property to the employees and visitors of the Company during the Lessor's working hours, which are set by the Lessor.

         2.4. The Property is placed by the Lessor at office (1)116 at the Lessor's office center situated in Moscow, 3rd Pavlovsky Pereulok, 57. The Company cannot move the Property outside the office but is free to rearrange it as he sees fits. It is possible, however, to move the Property to another office in the office center by consensual agreement between the parties to provide the Company with another workplace should he need it. Moving the Property without consent of the Lessor is not permitted.

         The rooms in which the Property is situated remain in possession of the Lessor and do not come into possession of the Company. The use of the rooms and adjacent spaces of the office center (i.e. the offices, smoking rooms, closets, storerooms) is regulated by the Lessor.

         2.5. The Company agrees to use the Property and pay monthly rent only in the manner specified in this Agreement and the Appendix (1)1.

         2.6. In the event that the Property becomes damaged or lost the Company must notify the Lessor immediately. Should the Company be found responsible for damage or loss of the Property, the Company agrees to cover the cost of the Property in terms set by the Lessor.

         2.7. The Company is to return the Property to the Lessor after expiration of current Agreement in the same working condition as it was presented to the Company (normal deterioration taken into acount).

         2.8. This Agreement is subject to change with consent of both parties. This Agreement may be dissolved with consent from both parties. The party desiring to dissolve the Agreement is due to inform the second party 30 days in advance of its decision to dissolve or change the Agreement.

         In the event that the Company stopped the use of the Property, but did not inform the Executor of such decision, and did not return the Property following the legal procedure, the Executor is free to recover the penalty amounting to the security deposit prepaid by the Company.

         2.9. The Agreement may be dissolved in the appropriate manner and on grounds of Russian Federation Civil Code.

         2.10. Any changes or additions to current Agreement come into power upon signing unless stated otherwise.

                  3. ON COMPENSATION AND METHODS OF SETTLEMENTS

         3.1. The cost of rent of Property leased to the Company by the Lessor amounts to $2300 per month, VAT included. The cost is recalculated and paid in rubles and amounts to the Russian Federation Central bank dollar rate +2% on the day of payment. "The day of payment" is either the day the payment in cash was made at the Lessor's cash desk or the day the Lessor's bank accepted the payment voucher or credit note.

         3.2. The rent payment is due every month on the day no later than the 17th day of the month preceding the one paid for. The first payment therefore is due no later than the 17th of January 2005.

         In case the 17th of January is not a working day the parties have agreed that the working day preceding the 17th day of month to be the last day the rent payment for the following month is due.

         In case the Property is presented to the Company on a day other than the 1st day of month, the rent for that month is partial - for the remaining part of the month.

         3.3. In case the Company fails to pay the rent on time, the Company is charged with amounting to 3% of the sum due per each day of delay. The fine is charged for every day beginning with the 18th day of the month when the payment is due, except for the first month when the fine is charged for every day after the date set in the Article 3.2.

         3.4. The amount of the rent payment is subject to change with consent form both parties. 3.5. The Articles setting the amount of rent payment and of the terms it is due are essential. 3.6. In case the Company fails to pay the rent in 8 days the Lessor is free to stop the provision of services as specified in the Agreement (1)474/2 of the 12th of January 2005, after notifying the Company 1 day in advance. Moreover, the Lessor may fine the Company with the sum of the security deposit (set in the Article 4.7.).

                              4.SPECIAL CONDITIONS.

         4.1. The Company's obligation to pay the rent (Articles 3.1. and 3.2.) and to pay the fine (Article 3.3.) and penal sum (Articles 3.6. and 4.6.) are insured by security deposit as is ratified by the "Agreement on security deposit" of the 12th of January 2005.

         4.2. The Company is to provide the Lessor no later than on the day of signing of current Agreement with the copies of the following documents:

         - Shareholders agreement to create the Company (open an office, branch, subsidiary).
         -    Bylaws
         -    Governmental registration of the Company (branch, subsidiary)
         -    Passports of the shareholders
         - Board decision of appointment of director (or any other Company official)
         -    Full banking particulars
         -    Statistical committee letters

         4.3. On issues not covered in current Agreement the parties are to act on basis regulated by the standing law of Russian Federation.

         4.4. All issues and disagreements between parties on carriage, changes or dissolution of the Agreement are to be resolved through negotiations. In the event that the parties fail to come to a solution, the affair is to be taken to the Moscow Arbitrary court as is prescribed by the standing law of Russian Federation.

         4.5. This Agreement comes into effect upon signing by both parties and lasts until the 31th of January 2006.

         4.6. In case the Agreement is dissolved during the 3-months period under the Company's initiative or due to the Company's violation of the essential Articles of the Agreement, the Company must pay fine amounting to the security deposit (Article 4.1.).

         4.7. In case the Company violates any essential Article of current Agreement, the Lessor notifies the Company in written form of such violation. If the Company fails to redeem its actions to conform with the Articles of current Agreement in two days since receiving a written notification, the Lessor is free to suspend the Company's access to the offices in which the rented Property is located, as well as to dissolve current Agreement following legal procedure.

             LEGAL ADDRESSES AND BANKING PARTICULARS OF THE PARTIES:

                   EXECUTOR                                 COMPANY
"Deilis-M", LLC                                  IPORUSSIA, Inc.
17 Ferganskaya ul., Moscow, 109444               12 Tompkins Ave, Jericho, New York 11753
Taxpayer ID No. 7721252991                       United States of America
Account No. 40702810700001015605                 Tel. (516) 937-6600
   at "IMPEXBANK", Inc. external office          Fax: (516) 681-3900
   "Gulebino", Moscow.
Corr. Account No. 30101810400000000788
Bank Identifier Code 044525788

                                   SIGNED BY:

        THE EXECUTOR                                       THE COMPANY